Exhibit 4.4

            Consulting Agreement with Cambria Investment Group, Ltd.


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                                    AGREEMENT

         This Agreement ("Agreement") is entered as of this 15th day of October,
1996  between  Cambria   Investment  Group,  Ltd.   ("Consultant")  and  Classic
Restaurants International, Inc., a Colorado corporation ("Company").

                                    RECITALS

         WHEREAS,   Company   desires  to  and  is  willing  to  engage  certain
Consultant's services upon the terms and conditions herein contained; and

         WHEREAS, Consultant is willing to be engaged and retained by Company in a capacity and upon said terms and conditions.

         NOW THEREFORE, in consideration of the foregoing recitals, the parties hereto agree as follows:

         SECTION 1. CONSULTANT SERVICES. SCOPE OF POWERS. Company hereby engages Consultant to perform certain advisory corporate services, which services shall not be in connection with any capital raising activities (the "Services"). Consultant is not obligated to a specific amount of time to the above-described activities, but agrees to devote such time and effort as may be required by the Company. Consultant does not guarantee the results of its services, but agrees to devote such time and effort as may be required to obtain the best results from its services satisfactory to Company. The powers granted to Consultant under this Agreement are always subject to and conditioned upon Consultant's responsibilities and representations under this Agreement.

         SECTION 2. COMPENSATION. In exchange for its services as the Consultant with respect to, Consultant shall receive compensation equal to 37,500 shares of Class A common stock of the Company. Such shares shall be registered by the Company on the registration statement on Form S-8, no later than 10 days from the date of this Agreement. In addition, Company will be responsible for costs and expenses incurred by Consultant, subject to prior approval of Company.

         SECTION 3. RELATIONSHIP OF PARTIES. This Agreement shall not constitute an employer-employee. This Agreement shall be construed to create the relationship of principal and agent between the parties hereto. It is the intention of each party that Consultant shall be an exclusive Consultant and not an employee or successor of Company. The manner and means utilized by Consultant, and the scope of authority granted to Consultant in performance of Services hereunder shall be subject to the express provisions herein and express authority and powers granted to Consultant by Company subject to such provisions.

         SECTION 4. TERM. The term of this Agreement shall commence as of the date set forth in Section 2 and shall remain in effect for a period of two (2) months, subject to 2 days' cancellation by either party.

         SECTION 5. DISCLOSURE OF INFORMATION. Consultant agrees not at any time (during or after the term of this Agreement) to disclose or use, except in rendering the Services, any Proprietary Information of Company. For purposes of this Agreement the phrase "Proprietary Information" means all information which is known or intended to be known only to Company or Consultant, except in pursuit of the Services, any document, record or other information of Company or others in a confidential relationship with Company or any affiliate of Company, and relates to specific business matters such as patents, patent applications, trade secrets, secret processes, proprietary know-how, if any, or information relating to Company's business. Consultant recognizes that all such documents, records or other information, whether developed by Consultant or by someone else for Company, or of any affiliate of Company, are the exclusive property of


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Company.

         SECTION 6. EXCLUSIVITY. Company agrees that for the term of this Agreement and for any renewal thereof, it shall not contract with any other entity for the same or similar services.

         SECTION 7. MISCELLANEOUS. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Except where the laws of another jurisdiction are mandatorily applicable, this Agreement and the legal relations among the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California, except provisions relating to conflicts of laws. In case of any conflict arising out of the interpretation of this Agreement, the parties hereby consent to binding arbitration by a mutually agreed neutral third party, or if such a party is not agreed to, according to the rules of the American Arbitration Association. In any proceeding arising out of such conflict, the prevailing party shall be entitled, in addition to other damages sought, attorneys' fees, including attorneys' fees expanded in the collection of any judgment. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. No purported waiver by any party of any default by any other party of any term, covenant or condition contained herein shall be deemed to be a waiver of such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein. This Agreement, together with any certificate, exhibit or other document given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. If any term, covenant or condition in this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to person or circumstances, other than those as to which it is held invalid, shall remain unaffected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.


CLASSIC RESTAURANTS INTERNATIONAL, INC.          CAMBRIA INVESTMENT GROUP, LTD.

/s/James R. Shaw                                 /s/Iwona J. Alami
Authorized Officer                               Authorized Officer


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